Exhibit 10.2

                              BAP Acquisition Corp.
                               42 Timber Rock Road
                         Bernardsville, New Jersey 07924

                                                November 3, 1998

Bell Atlantic Paging, Inc.
(and certain other Bell Atlantic companies)
c/o Bell Atlantic Corporation
1717 Arch Street 29th Floor
Philadelphia, PA 19103
Attn: Raymond J. Martz

      Re: Consent and Amendment No. 1 to Asset Purchase Agreement

Ladies and Gentlemen:

      Reference is made to the Asset Purchase Agreement dated as of July 2, 1998 (the "Agreement") by and among Bell Atlantic-Delaware, Inc., Bell
Atlantic-Maryland, Inc., Bell-Atlantic-New Jersey, Inc., Bell
Atlantic-Pennsylvania, Inc., Bell Atlantic-Virginia, Inc., Bell
Atlantic-Washington, D.C., Inc., Bell Atlantic-West Virginia, Inc., Bell Atlantic Paging, Inc. and BAP Acquisition Corp. Capitalized terms used herein but not defined herein shall have the meanings given to them in the Agreement.

      As we have discussed, Buyer intends to enter into a merger agreement (the "Merger Agreement") with Paging Partners Corporation, a publicly-traded company also in the paging business ("Paging Partners"), and a subsidiary of Paging Partners ("Sub"). Pursuant to the Merger Agreement, among other things, (i) Sub will merge (the "Merger") with and into Buyer, with the result that Buyer will become a wholly-owned subsidiary of Paging Partners, (ii) Paging Partners will transfer substantially all of its assets, subject to the related liabilities, to Buyer, (iii) FINOVA Capital Corporation will hold a lien on the combined assets of Buyer and Paging Partners and (iv) Motorola, Inc. ("Motorola"), which presently has secured loans outstanding to Paging Partners, will become a secured creditor of Buyer and will also have a lien on the combined assets of Buyer and Paging Partners. It is expected that immediately following the Merger, the current stockholders of Buyer will own approximately 58.5% of Paging Partners' issued and outstanding capital stock and that the indebtedness owed to Motorola will not exceed $1.3 million. We would, of course, be happy to provide you with any additional details you would like concerning the Merger or the related transactions.
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November 3, 1998
Page 2


      We hereby request the consent and approval of the Sellers to the Merger and the related transactions described above, to the extent the same would require any consent or approval under, or the amendment of any provision of, the Agreement, the Promissory Note or any other agreement or document executed or to be executed in connection therewith. Without limiting the foregoing, we hereby request that you consent to and approve the following amendments to the
Agreement:

      1. The following sentence is hereby added to the end of Section 5.2.5 of the Agreement:

      "Notwithstanding the foregoing, in the event that Buyer merges with Paging Partners Corporation (or a subsidiary thereof), the security interests of the holders of the Promissory Notes shall also be subordinate to the lien of Motorola, Inc. securing a maximum of $1,300,000 in debt to Motorola, Inc., and the maximum amount of senior bank debt referred to in the previous sentence shall decrease to $20,500,000."

      2. Subsection 6(b)(i) of the Promissory Note is hereby amended to read as follows:

      "create, incur, issue, assume or become liable with respect to, contingently or otherwise, any indebtedness for borrowed money other than
      (X) indebtedness to FINOVA Capital Corporation in an aggregate amount not at any time exceeding $21,800,000 (which amount shall decrease to $20,500,000 in the event that Purchaser merges with Paging Partners Corporation or a subsidiary thereof) (the "Bank Debt") and (Y) in the event that Purchaser merges with Paging Partners Corporation (or a subsidiary thereof), indebtedness to Motorola, Inc. in an aggregate amount not at any time exceeding $1,300,000 (the "Motorola Debt")."

      3. Subsection 6(b)(R) of the Promissory Note is hereby amended to read as follows:

      "Liens to secure the Bank Debt or the Motorola Debt"

      As you know, Paging Partners is a public company, and will be preparing a proxy statement (the "Proxy") to be submitted to its shareholders in connection with the Merger. It is anticipated that the Proxy, in addition to disclosing the Merger, will describe the material terms of the Agreement and the BAPCO Paging Business and financial information relating thereto. Therefore, we are additionally requesting your consent and approval with respect to such disclosure, provided, however, that any such disclosure will be subject to the approval of BAPCO, which approval will not be unreasonably withheld. In the event BAPCO declines to give its consent with respect to all or a portion of such disclosure, it may still be disclosed if it
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November 3, 1998
Page 3


is determined in good faith by Paging Partners' counsel that such disclosure is necessary as a result of Paging Partners being a public company and subject to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated by the SEC thereunder.

      In addition to disclosing the material terms of the Agreement as provided above, the Proxy will also contain a statement that the Agreement and the Exhibits shall be available for review by the shareholders of Paging Partners upon their request.

      Although the Agreement will not be attached as an Exhibit to the Proxy, in the event the SEC or a securities exchange on which Paging Partners securities are listed requires that the Agreement be submitted as an Exhibit or otherwise disclosed, the Agreement will be so filed or disclosed, and you hereby consent and approve to such filing or disclosure. For purposes of the foregoing sentence, a request in a comment letter from the SEC shall be deemed a "requirement."

      Buyer represents and warrants to Sellers that it has provided them with true, complete, and correct copies of the Merger Agreement and all Exhibits and Schedules thereto. To the same extent and subject to any limitations contained in the Merger Agreement, each of the representations and warranties of Paging Partners contained in Article II of the Merger Agreement is herein made by Buyer, as if Buyer were making each such representation and warranty; provided, however, that each representation is only made to the best of Buyer's knowledge, after reasonable inquiry. In addition, Buyer represents that it is not aware, after reasonable inquiry, of any litigation pending or threatened against Paging Partners Corporation or any subsidiary thereof, excluding any such litigation which would not reasonably be expected to have a material adverse effect on Paging Partners Corporation or such subsidiary. Buyer agrees that it shall promptly inform Sellers if it discovers that any of the representations or warranties made in this paragraph were either materially incorrect when made or have become materially incorrect. The representations and warranties referred to in Sections 5.2.1 and 7.3 of the Agreement shall be deemed to include the representations and warranties of Buyer contained in this Paragraph.

      Nothing in the Agreement or this consent and amendment shall confer any rights, remedies or other benefits to Paging Partners or its shareholders; provided, however, that upon the effectiveness of the Merger, the surviving corporation will be entitled to Buyer's rights, remedies and other benefits under the Agreement and this consent and amendment.

      Notwithstanding anything in the Agreement or this consent and amendment to the contrary, in no event shall any Party be liable for indirect, special, consequential or punitive damages to another Party arising out of a breach of the Agreement or this consent and amendment, even if advised at the time of breach of the possibility of such damages.
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November 3, 1998
Page 4


      Buyer agrees to indemnify and hold harmless the Seller Indemnified Parties from any Losses incurred by the Seller Indemnified Parties as a consequence of any litigation commenced by Paging Partners Corporation or its shareholders prior to the consummation of the Merger relating to the Agreement or this consent and amendment.

      Attached hereto is a draft press release which Paging Partners plans to issue with respect to the Merger.

      We agree to promptly prepare and execute any additional amendments to the Agreement, the Promissory Note or any such agreement or document reasonably necessary to more fully reflect the above. To the extent this letter does not satisfy any formal requirement for a consent or amendment under the Agreement, such formal requirement is hereby waived.

      We understand that senior lender's counsel is preparing and filing UCC-1 financing statements and other security documents necessary to perfect the security interests of the holders of the Promissory Notes and we agree to pay such counsel's reasonable fees in connection therewith (including any fees of any filing service hired by such counsel).

      Please acknowledge your consent and approval to the above by signing in the appropriate space provided below.

                                          Sincerely,

                                          BAP ACQUISITION CORP.

                                          By: /s/ John X. Adiletta
                                              ---------------------------
                                              John X. Adiletta, President

Consented and Approved by Sellers:

                                          BELL ATLANTIC PAGING, INC.

                                          By: /s/ Rayomond J. Martz
                                              ---------------------------


                                          BELL ATLANTIC-DELAWARE, INC.

                                          By: /s/ Rayomond J. Martz
                                              ---------------------------


                                          BELL ATLANTIC-MARYLAND, INC.

                                          By: /s/ Rayomond J. Martz
                                              ---------------------------


                                          BELL ATLANTIC-NEW JERSEY, INC.

                                          By: /s/ Rayomond J. Martz
                                              ---------------------------


                                          BELL ATLANTIC-PENNSYLVANIA, INC.

                                          By: /s/ Rayomond J. Martz
                                              ---------------------------


                                          BELL ATLANTIC-VIRGINIA, INC.

                                          By: /s/ Rayomond J. Martz
                                              ---------------------------


                                          BELL ATLANTIC-WASHINGTON, D.C., INC.

                                          By: /s/ Rayomond J. Martz
                                              ---------------------------


                                          BELL ATLANTIC-WEST VIRGINIA, INC.


                                          By: /s/ Rayomond J. Martz
                                              ---------------------------